UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 30, 2011

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	001-04795 (Commission File Number)	Not applicable (I.R.S. Employer Identification No.)

The Boyle Building, 2nd Floor
31 Queen Street
Hamilton, Bermuda HM 11
(Address of principal executive offices, including zip code)

(441) 296-8560
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) 12 under the Securities Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) 12 under the Securities Act (17 CFR 240.13e-2(c))

Item 5.02                      Departure of Directors of Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 30, 2011, Guy Cloutier of American Safety Reinsurance, Ltd. (the “Company”) resigned as a member of the Board of Directors and Senior Vice President and Chief Actuary of the Company.  The Company is a wholly-owned subsidiary of the Registrant, American Safety Insurance Holdings, Ltd.  Mr. Cloutier will continue to provide actuarial services to the Registrant pursuant to a one-year consulting agreement.

Mr. Cloutier and the Company entered into an Agreement and General Release pursuant to which Mr. Cloutier will receive (i) severance pay of $580,000, consisting of one-year’s salary and housing allowance, payable in a lump sum; (ii) accrued but unpaid base salary and vacation pay, if any; (iii) accelerated vesting of 4,116 shares of the Registrant’s restricted stock previously awarded, valued at $96,083; (iv) accelerated vesting of options to purchase 19,937 shares of the Registrant’s common stock previously granted; and (v) contributions to the Company’s non-registered pension plan in the amount of $40,000.

Effective October 1, 2011, Nicholas Pascall joined the Board of Directors of the Company and assumed the role of Senior Vice President.  Mr. Pascall will continue in his role as Chief Underwriting Officer of the Company, a position he has held since joining the Company in August of 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
Registrant
Date: October 4, 2011	By:	/s/ Stephen R.Crim
Stephen R. Crim
President/CEO